Exhibit 9

PURCHASE AGREEMENT

This purchase agreement  (the “Agreement”) is entered into this 1st day of October, 2004, by and between Canadian Imperial Holdings Inc., a subsidiary of Canadian Imperial Bank of Commerce  (“Seller”) and Ontario Teachers’ Pension Plan Board  (“Purchaser”), with reference to the following facts:

R E C I T A L S

WHEREAS, Seller currently owns shares of the common stock, par value $0.01 per share (the “Common Stock”), of Samsonite Corporation (the “Company”);

WHEREAS, an officer of  Purchaser is currently a member of the board of directors of the Company;

WHEREAS, Purchaser may be in possession of material, nonpublic, confidential information regarding the Company, including without limitation its  financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects (collectively, the “Information”); and

WHEREAS, Seller desires to sell and Purchaser desires to purchase 10,500,000 shares of the Common Stock (such shares  being collectively referred to as the “Purchased Shares”) upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Purchase and Sale of Purchased Shares.

1.1           Purchase and Sale.  Seller hereby agrees to sell, transfer and assign to Purchaser for closing on the Settlement Date (as defined below), and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in the Purchased Shares, free and clear of any lien, pledge, or encumbrance of any kind.

1.2           Purchase Price.  The purchase price to be paid by Purchaser to Seller for the Purchased Shares is $5,250,000.  The purchase price shall be paid on the Settlement Date by wire transfer to an account to be designated by Seller.

1.3       Settlement Date. The settlement date shall be October 14, 2004 or such other date mutually agreed upon by Seller and Purchaser (“the Settlement Date”) in accordance with this

Agreement, and the settlement shall occur at such time and place as mutually agreed upon between Purchaser and Seller.

1.4           Conditions to Settlement.  The obligations of each party to this Agreement are subject to the representations and warranties of the other party contained herein being true and correct on and as of the Settlement Date with the same effect as though such representations and warranties had been made on and as of the Settlement Date.  The obligations of Seller are further subject to the payment to Seller by Purchaser of the Purchase Price and the obligations of Purchaser are further subject to the delivery to Purchaser by Seller of a stock certificate(s) representing the Purchased Shares.

2.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser as follows:

2.1           Due Execution, Delivery and Performance by Seller.  Seller has full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which Seller is subject on the Settlement Date.

2.2                                                             Title to Securities.  Seller is the sole legal and beneficial owner of the Purchased Shares free and clear of any lien, pledge or encumbrance of any kind.

2.3                                                             Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.               Other Acknowledgements and Agreements of Seller.  Seller hereby acknowledges and agrees that:

            3.1               No Disclosure.  This Agreement shall not be deemed to create any duty to disclose any Information.  Seller acknowledges and agrees that (i) Purchaser currently may have, and later may come into possession of, Information that is not known to Seller and that may be material to a decision to sell the Purchased Shares, (ii) Purchaser has no duty (fiduciary or otherwise) to disclose to Seller any of the Information, (iii)  Seller has determined to sell the Purchased Shares notwithstanding its lack of knowledge of the Information, (iv) Seller has not requested and will not request from Purchaser any of the Information Purchaser may now have or of which Purchaser may later come into possession, (v) Seller has not relied in any way upon any act, statement or omission of Purchaser with respect to the Company, any of its subsidiaries, any of its affiliates or the Purchased Shares, (vi) Seller is experienced, sophisticated and knowledgeable in trading in securities of private and public companies and understands the disadvantage to which it is subject on account of the disparity of information between Purchaser and Seller and (vii) Seller has conducted its own investigation, to the extent that it has determined necessary or desirable regarding the Company, and Seller has determined to enter into and complete the sale of the Purchased Shares based on, among other things, such investigation.

3.2           Waiver and Release.  Seller hereby agrees that to the fullest extent permitted by law, Seller waives and releases any and all claims it may have now or in the future, against the Purchaser or any of its affiliates and its and their respective officers, directors, partners, employees, shareholders, agents and advisors, whether under applicable securities laws or otherwise, arising out of or related to the sale of the Purchased Shares solely by reason of the nondisclosure of the Information by Purchaser or any of its affiliates or its or their respective officers, directors, partners, employees, shareholders,  agents and advisors; provided, however, that (i) such release and waiver shall not apply to any failure of Purchaser’s representations or warranties in this Agreement to be true and accurate or (ii) any failure of Purchaser to perform its obligations and abide by its agreements and acknowledgements under this Agreement.

4.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

4.1           Due Execution, Delivery and Performance by Purchaser. Purchaser has full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any contract, order or decree to which Purchaser is subject on the Settlement Date..

4.2           Sophisticated Purchaser.  Purchaser (i) is a sophisticated entity and is able to bear any financial risks associated with the purchase of the Purchased Shares, (ii) has adequate information to make an informed decision regarding the purchase of the Purchased Shares, (iii) has such knowledge and experience, including trading securities generally,  and has made investments of a similar nature, including securities of the type and under the arrangements, terms, restrictions and conditions relating to the Purchased Shares, so as to be aware of and understand the risks inherent in the purchase in the Purchased Shares, (iv) has independently, and without reliance upon Seller, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to purchase the Purchased Shares, and (v) is purchasing the Purchased Shares with investment intent and not with a view toward distribution.

4.3           Unregistered Securities Acknowledgment.  Purchaser understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), constitute “restricted securities” as provided by Rule 144 under the Act and may not be sold in the United States except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements.

4.4           Accredited Investor.  Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Act.  Purchaser is buying the Purchased Shares for Purchaser’s own account and for investment, not as nominee or agent, and not with the view to or for resale in connection with the distribution thereof. Purchaser is also a qualified institutional buyer as provided in Rule 144A under the Act.

4.5     Access to Information. Purchaser has access to and has reviewed the Company’s publicly available reports filed under the Securities Exchange Act of 1934, as amended, as well as the Company’s Consent Solicitation Statement dated as of June 30, 2003.

4.6      Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.             Other Acknowledgements and Agreements of Purchaser.

5.1         Waiver and Release.  Purchaser hereby agrees that to the fullest extent permitted by law, Purchaser waives and releases any and all claims it may have now or in the future, against the Seller or any of its affiliates and its and their respective officers, directors, partners, employees, shareholders, agents and advisors, whether under applicable securities laws or otherwise, respecting Seller’s prior ownership of the Purchased Shares; provided, however, that such release and waiver shall not apply to (i) any failure of Seller’s representations or warranties in this Agreement to be true and accurate, (ii) any failure of Seller to perform its obligations and abide by its agreements and acknowledgements under this Agreement, including without limitation those set forth in Sections 3.1 and Section 3.2 hereof or (iii) any defects in title to the Purchased Shares.

6.             Miscellaneous.

6.1           Further Assurances.  Following the execution of this Agreement, each party hereto shall, from time to time, at the requesting party’s cost and expense, execute and deliver such additional instruments, documents, conveyances or assurances and take such other commercially reasonable actions as reasonably have been requested by the other party hereto to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated hereby.

6.2           Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of New York applicable to agreements made and to be fully performed therein, without respect to the conflict of laws provisions thereof.

6.3           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing, interpreting, implementing or enforcing this Agreement.

6.5           Recitals. The recitals to this Agreement are a part of this Agreement and are to be considered in construing, interpreting, implementing and enforcing this Agreement.

6.6           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral discussions or agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

6.7       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation, rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and any trier-of-fact shall interpret this Agreement in the valid, legal and enforceable manner that corresponds most closely to the original intentions of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NAME OF SELLER: CANADIAN IMPERIAL HOLDINGS INC.

By:	/s/ Bala Ayyar
Bala Ayyar

425 Lexington Avenue
New York, NY 10017

Attention:	Gerry Beauclair
Dan Feldman

NAME OF PURCHASER: ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Lee Sienna
Lee Sienna
Vice President, Teachers’ Private Capital

5650 Yonge Street,
Toronto, Ontario
Canada M2M 4H5
Attention:	Lee Sienna
Michael Padfield
Tamara Finch